             EXHIBIT 99.1

     Explanation of Responses

(1)Stock ownership is reported as of the opening of the market on February 8, 2005.  Drakensberg, L.P. and Kariba
LLC may be deemed to be members of a group that, at the opening of the market on February 8, 2005, owned more than 10% of the outstanding common stock of the Issuer.  However, Drakensberg, L.P. and Kariba LLC have no pecuniary interest in the shares of common stock held by other members of such group.  A purchase was made on
February 8, 2005 by Drakensberg, L.P., of which Kariba LLC is the general partner, which purchase has been reported on a Form 4.  As a result of closing of the public offering of 6,900,000 shares of the Issuer's common stock on February 11, 2005 (including the exercise of the underwriters' over-allotment option to purchase 900,000 shares), the group that includes the two entities included in this Form 3 owns less than 10% of the Issuer's common stock as of the date of filing of this Form 3.  As a result, the Reporting Persons are no longer Section 16 filers with respect to the Issuer effective February 11, 2005.